UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 27, 2007
IRIDEX CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27598	94-2665054

(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification No.)
incorporation)
1212 Terra Bella Avenue
Mountain View, California 94043
(Address of principal executive offices and zip code)
(650) 940-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     On June 27, 2007, Iridex Corporation (the “Company”) and Laserscope, a California corporation and wholly-owned subsidiary of American Medical Systems, Inc. (“Laserscope”), entered into a Letter Agreement (the “Letter Agreement”), related to and amending that certain Product Supply Agreement, between Laserscope and the Company, dated January 16, 2007 (the “Product Supply Agreement”). At such time, the Company had been in breach of the Product Supply Agreement due to a failure to timely pay invoices of approximately $2.7 million for finished goods inventory delivered by Laserscope to the Company under the Product Supply Agreement. Under the terms of the Product Supply Agreement, as of June 22, 2007, thirty days following the date on which Laserscope provided notice of material breach to the Company, Laserscope had the right to terminate the Product Supply Agreement. Termination of the Product Supply Agreement would result in all payments thereunder immediately becoming due and payable, including the final payment for raw material and work in process inventory in addition to any other then outstanding amounts owed to Laserscope by the Company.
     Pursuant to the Letter Agreement, Laserscope will not terminate the Product Supply Agreement, so long as the Company makes weekly payments to Laserscope of $400,000 toward unpaid invoices (which totaled approximately $3.5 million as of such date (including the $2.7 million in past due amounts)), and provided that all such outstanding invoices are paid in full by July 31, 2007 or such earlier date as the Company closes an equity financing. If the Company fails to make a payment, Laserscope has the right to immediately terminate the Product Supply Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IRIDEX CORPORATION

Dated: July 3, 2007	By:	/s/ Barry G. Caldwell

Barry G. Caldwell
President and Chief Executive Officer